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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. )*

                         APT SATELLITE HOLDINGS LIMITED
                                (Name of Issuer)

                                Ordinary Shares
                         (Title of Class of Securities)

                                    Y0190L106
                                 (CUSIP Number)

                                 December, 1996
             (Date of Event Which Requires Filing of this Statement)

                                 Gary J. Kocher
                            Preston Gates & Ellis LLP
                           701 Fifth Ave., Suite 5000
                             Seattle, WA 98104-7078
                                 (206) 623-7580

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [x] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. Y0190L106                                                  Page 2 OF 4


-------------------------------------------------------------------------------
CUSIP NO. Y0190L106
-------------------------------------------------------------------------------
  (1)     NAME OF REPORTING PERSON

               China Telecommunications Broadcast Satellite Corporation

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [x]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY
-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

               People's Republic of China
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF SHARES             6,000,000
    BENEFICIALLY       --------------------------------------------------------
      OWNED BY         (6)     SHARED VOTING POWER
        EACH                   214,200,000
      REPORTING        --------------------------------------------------------
       PERSON          (7)     SOLE DISPOSITIVE POWER
        WITH                   6,000,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               214,200,000
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               220,200,000
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                            [ ]
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               52.4%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON

               CO
-------------------------------------------------------------------------------


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CUSIP NO. Y0190L106                                                  Page 3 OF 4


Item 1.

        (a)     Name of Issuer:  APT SATELLITE HOLDINGS LIMITED

        (b)     Address of Issuer's Principal Executive Offices:

                           Room 3111-2, 31 F
                           One Pacific Place
                           88 Queensway
                           Hong Kong K3

Item 2.

        (a)     Name of Person Filing:  China Telecommunications Broadcast
                                        Satellite Corporation

        (b)     Address of Principal Business Office:

                           No. 2 Xi To Cheng Road
                           Beijing, People's Republic of China

        (c)     Citizenship:  People's Republic of China

        (d)     Title of Class of Securities:  Ordinary Shares

        (e)     CUSIP Number:  Y0190L106

Item 3. Not Applicable.

Item 4. Ownership

        (a)     Amount Beneficially Owned:                                           220,200,000

        (b)     Percent of Class:                                                    52.4%

        (c)     Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote                     6,000,000

                (ii)    shared power to vote or to direct the vote                   214,200,000

                (iii)   sole power to dispose or to direct the disposition of        6,000,000

                (iv)    shared power to dispose or to direct the disposition of -    214,200,000

Item 5. Ownership of Five Percent or Less of a Class

                Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

                Not Applicable.


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CUSIP NO. Y0190L106                                                  Page 4 OF 4


Item 7. Identification and Classification of the Subsidiary Which Acquired the
                Security Being Reported on By the Parent Holding Company

                Not Applicable.

Item 8. Identification and Classification of Members of the Group

                Not Applicable.

Item 9. Notice of Dissolution of a Group

                Not Applicable.

Item 10. Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 18, 1999


                                       CHINA TELECOMMUNICATIONS BROADCAST
                                       SATELLITE CORPORATION



                                       By /s/ Zhou Ze He
                                          --------------------------------------
                                                       Zhou Ze He